Exhibit 99.2

Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40201-1438 http://www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery
Humana Investor Relations
(502) 580-3644 e-mail: Rnethery@humana.com Tom Noland Humana Corporate Communications

(502) 580-3674 e-mail: Tnoland@humana.com

Humana Reports First Quarter Financial Results;

Reaffirms 2015 Financial Guidance

•	2015 Adjusted EPS(a) guidance of $8.50 to $9.00 reaffirmed, a growth rate of approximately 17 percent from 2014 Adjusted EPS(a)

•	1Q15 EPS of $2.82 (including $0.35 per share of tax benefit related to the pending sale of Concentra)

•	Strong pretax income of $744 million reflect a year-over-year increase of over 8 percent, with improved results across each of the company’s business segments

•	2015 individual Medicare Advantage membership growth estimate reaffirmed at 300,000 to 350,000, up approximately 13 percent versus 2014

•	2015 Medicare stand-alone PDP membership growth estimate raised to 450,000 to 500,000, up approximately 12 percent versus 2014

•	Increased quarterly dividend to $0.29 per share

LOUISVILLE, KY (April 29, 2015) – Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended March 31, 2015 (1Q15) of $2.82, including $0.35 per share tax benefit related to the pending sale of its wholly-owned subsidiary, Concentra Inc. (Concentra), compared to diluted earnings per share of $2.35 for the quarter ended March 31, 2014 (1Q14).

Consolidated Results of Operations	1Q15 EPS	1Q14 EPS
GAAP	$2.82	$2.35
Tax benefit related to pending sale of Concentra (a)	(0.35)	—
Adjusted (non-GAAP) (a)	$2.47	$2.35
Effective tax rate	42.2%	46.4%

The requirement to recognize the tax benefit in 1Q15 was triggered by the signing in March 2015 of a definitive agreement to sell Concentra for approximately $1.055 billion in cash, subject to customary adjustments. The company’s effective tax rate of 42.2 percent in 1Q15 declined from 46.4 percent in 1Q14, reflecting a reduction of approximately 700 basis points associated with this tax benefit, partially offset by a year-over-year increase in the non-deductible health insurance fee.

Strong pretax income of $744 million in 1Q15 increased $58 million, or 8.5 percent, versus $686 million for 1Q14 primarily due to improved year-over-year results in each of the company’s business segments.

The company reaffirmed its estimate for Adjusted EPS(a) for the year ending December 31, 2015 (FY15) to be in the range of $8.50 to $9.00. The company’s 2015 EPS estimate reflects expected strong growth and operating efficiencies in the company’s Medicare offerings, year-over-year improvement in the Healthcare Services businesses, break-even results in its HumanaOne business and reduced investment spending in state-based contracts(b), partially offset by the tax implications of the expected increase in the non-deductible health insurance industry fee.

“Our first-quarter achievements included substantial revenue and membership growth, announcement of the launch of our population health technology business, Transcend Insights, the pending sale of Concentra, and the completion of our accelerated share repurchase program, as well as strong pretax income,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “These achievements contributed meaningfully to the advancement of our integrated care delivery model with its data-driven focus on the consumer, powered by our disciplined approach to capital allocation –which, taken together, represents a sustainable competitive advantage for Humana.”

CONSOLIDATED HIGHLIGHTS

Total revenues

Consolidated total revenues (including investment income) for 1Q15 were $13.8 billion, an increase of 18.1 percent from $11.71 billion in 1Q14, with total premiums and services revenue up 18.2 percent compared to the prior year’s quarter. The year-over-year increase in premiums and services revenue was primarily driven by higher membership in the Retail segment.

Consolidated benefits expense

The 1Q15 consolidated benefit ratio (benefits expense as a percent of premiums) of 83.1 percent increased by 80 basis points from 82.3 percent for the prior year’s quarter primarily reflecting higher ratios in both the Retail and Group segments.

The company experienced lower favorable prior-year medical claims reserve development of $194 million in 1Q15 compared to $297 million in 1Q14. This decline in favorable prior-year development was primarily expected due to unusually high prior-year development in 1Q14, previously implemented process changes that improved the initial accuracy of claim payment processing, as well as higher-than-expected flu costs in the fourth quarter of 2014.

Consolidated operating expenses

The consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 14.2 percent for 1Q15 decreased 120 basis points from 15.4 percent in 1Q14, primarily reflecting a lower ratio in the Group segment.

Balance sheet

At March 31, 2015, the company had cash, cash equivalents, and investment securities of $11.52 billion, up $36 million from $11.48 billion at December 31, 2014.

Parent company cash and short-term investments of $1.21 billion at March 31, 2015 decreased $200 million from $1.41 billion at December 31, 2014, primarily reflecting capital expenditures, share repurchases, and payment of a cash dividend to shareholders in 1Q15.

At March 31, 2015, net receivables of $732 million were associated with premium stabilization programs established under health care reform, commonly referred to as the 3Rs(c), including $668 million associated with the 2014 coverage year that the company expects to collect in the second half of 2015. Approximately 80 percent of the total net 3Rs receivables were related to reinsurance recoverables. At March 31, 2015, net receivables for the 3Rs were as follows:

Net Amounts Accrued for the 3Rs ($ in millions) Assets (liabilities)	Balances Related to 2014	Balances Related to 2015	Total Balances at 3/31/15
Reinsurance recoverables	$535	$47	$582
Net risk adjustment settlement	42	(2)	40
Net risk corridor settlement	91	19	110

Total Net Amounts Accrued for the 3Rs	$668	$64	$732

Days in claims payable of 42.8 at March 31, 2015 decreased from 43.5 days at December 31, 2014. The decline primarily reflects the typical first-quarter increase in Part D claims associated with the company’s Medicare Advantage business. The company’s responsibility for these costs is greater in the beginning of the year, compared to later in the year as the members’ and government’s responsibilities increase.

Debt-to-total capitalization at March 31, 2015 was 27.6 percent, down from 28.4 percent at December 31, 2014. As of March 31, 2015, the company had no balance outstanding on its commercial paper program.

Cash flows from operations

Cash flows provided by operations for 1Q15 were $107 million compared to cash flows provided by operations of $671 million in 1Q14. The year-over-year decrease in cash flow reflects an increase in net income more than offset by changes in the timing of working capital items.

Share repurchases and cash dividends

In September 2014, the company’s Board of Directors approved a new $2 billion share repurchase authorization with an expiration date of December 31, 2016 replacing its previous $1 billion share repurchase authorization. As previously announced, the company expects to repurchase $1 billion of its outstanding shares no later than June 30, 2015 under this authorization. As of April 28, 2015, approximately $1.23 billion of the current repurchase authorization was remaining. In March 2015, the company entered into a pre-arranged 10b5-1 plan pursuant to which it expects to repurchase an aggregate of $365 million shares of common stock by June 30, 2015, fulfilling its expectation to repurchase $1 billion by that date.

In March 2015, the company completed a $500 million accelerated share repurchase program announced in November 2014. Under the terms of the program, the company repurchased a total of approximately 3,419,700 shares at an average price of $146.21 per share. The accelerated share repurchase program was completed as part of the company’s current $2 billion share repurchase authorization.

During 1Q15, in addition to the completion of the accelerated share repurchase program described above, the company executed share repurchases of $26 million, or 145,000 of its outstanding shares, at an average price of $179.89 per share under its existing share repurchase authorization. The company executed repurchases of 100,000 shares for $11 million during 1Q14.

Subsequent to March 31, 2015, the company executed repurchases of $112 million, or 627,200 shares, under the 10b5-1 plan through April 28, 2015.

All in, since the commitment was made in September 2014, the company has repurchased approximately 5,226,800 shares for $773 million, at an average price of $147.80 per share.

The company paid cash dividends to its stockholders totaling $44 million in each of 1Q15 and 1Q14. In April 2015, the company’s Board of Directors declared a cash dividend of $0.29 per share, payable on July 31, 2015 to stockholders of record on June 30, 2015, an increase from the company’s previous dividend of $0.28 per share.

RETAIL SEGMENT(d)

This segment consists of Medicare benefits, marketed to individuals or directly via group accounts, as well as individual commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products. In addition, the segment also includes the company’s contract with the Centers for Medicare and Medicaid Services to administer the Limited Income Newly Eligible Transition (LI-NET) prescription drug plan program and contracts with various states to provide Medicaid, dual eligible, and Long-Term Support Services (LTSS) benefits, collectively, its state-based contracts.

Retail Segment Highlights

Enrollment:

•	Individual Medicare Advantage membership was 2,685,900 as of March 31, 2015, an increase of 355,100, or 15.2 percent, from 2,330,800 at March 31, 2014, and up 258,000, or 10.6 percent from 2,427,900 as of December 31, 2014, primarily due to net membership additions associated with the 2015 plan year, particularly HMO offerings.

•	Group Medicare Advantage membership was 470,900 as of March 31, 2015, a decrease of 6,700, or 1.4 percent, from 477,600 at March 31, 2014 and down 18,800, or 3.8 percent, from 489,700 at December 31, 2014.

•	Membership in the company’s stand-alone Prescription Drug Plans (PDPs) was 4,381,400 as of March 31, 2015, an increase of 524,900, or 13.6 percent, from 3,856,500 at March 31, 2014, and up 387,400, or 9.7 percent from 3,994,000 as of December 31, 2014. These increases primarily resulted from growth in the company’s low-priced Humana-Walmart plan offering.

•	HumanaOne membership increased to 1,108,900 as of March 31, 2015, an increase of 393,300, or 55.0 percent, from 715,600 at March 31, 2014, and up 92,700, or 9.1 percent from 1,016,200 at December 31, 2014. This membership growth primarily reflects new sales and better retention for plans compliant with the changes mandated by health care reform, both on-exchange and off-exchange.

•	State-based Medicaid membership was 339,000 as of March 31, 2015 (including 18,400 dual-eligible demonstration members), an increase of 209,400, or 161.6 percent, from 129,600 at March 31, 2014, and up 22,200, or 7.0 percent, from 316,800 (including 18,300 dual-eligible demonstration members) at December 31, 2014. This increase was primarily driven by the addition of membership from state-based contracts for the Florida Medicaid business.

•	Membership in individual specialty products(e) was 1,173,300 as of March 31, 2015, an increase of 49,600, or 4.4 percent, from 1,123,700 at March 31, 2014, and up 7,500 from 1,165,800 at December 31, 2014, primarily due to increased membership in dental offerings.

Premiums and services revenue:

•	The 1Q15 premiums and services revenue for the Retail segment was $11.58 billion, an increase of 22.2 percent from $9.48 billion in 1Q14. The increase resulted primarily from a 12.6 percent increase in average Medicare Advantage membership year over year, along with membership growth in the company’s individual commercial and state-based Medicaid businesses and stand-alone PDP plans.

Benefits expense:

•	The 1Q15 benefit ratio for the Retail segment of 85.8 percent increased 40 basis points from 85.4 percent in 1Q14 primarily due to lower favorable prior period claims development and higher benefit ratios associated with members from state-based contracts, partially offset by the increase in the health insurance fee included in product pricing.

•	Retail segment benefits expense for 1Q15 included the beneficial effect of $188 million in favorable prior-year development compared to $277 million in 1Q14. This decline in favorable prior-year development was primarily expected due to unusually high prior-year development in 1Q14, previously implemented process changes that improved the initial accuracy of claim payment processing, as well as higher than expected flu costs in 4Q14.

Operating costs:

•	The Retail segment’s operating cost ratio of 10.8 percent in 1Q15 increased 10 basis points from 10.7 percent in 1Q14. The increase primarily resulted from an increase in the non-deductible health insurance industry fee mandated by health care reform, partially offset by scale efficiencies associated with medical membership growth in the segment. The non-deductible health insurance industry fee impacted the Retail segment’s operating cost ratio by approximately 170 basis points in 1Q15 and 120 basis points in 1Q14.

Pretax results:

•	Retail segment pretax income of $375 million in 1Q15 compared to $369 million in 1Q14, an increase of $6 million, as growth in Medicare Advantage and individual commercial medical membership was substantially offset by an increase in the benefit ratio.

GROUP SEGMENT(d)

This segment consists of employer group commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and voluntary insurance benefits, as well as Administrative Services Only (ASO) products. In addition, the Group segment includes health and wellness products (primarily marketed to employer groups) and military services business, primarily the TRICARE South Region contract.

Group Segment Highlights

Enrollment:

•	Group fully-insured commercial medical membership was 1,189,600 at March 31, 2015, a decrease of 10,600, or 0.9 percent, from 1,200,200 at March 31, 2014, and down 45,900, or 3.7 percent, from 1,235,500 at December 31, 2014, as higher small group business (less than 100 lives) membership year over year was offset by lower membership in large group accounts. Approximately 65 percent of group fully-insured commercial medical membership was in small group accounts at March 31, 2015 and December 31, 2014, and 62 percent at March 31, 2014.

•	Group ASO commercial medical membership was 736,800 at March 31, 2015, a decline of 405,200, or 35.5 percent, from 1,142,000 at March 31, 2014, and down 367,500, or 33.3 percent from 1,104,300 at December 31, 2014. This decline reflects the loss of certain large group accounts due to continued discipline in pricing of services for self-funded accounts amid a highly competitive environment.

•	Military services membership was 3,085,600 at March 31, 2015, a decrease of 12,400 from 3,098,000 at March 31, 2014, and down 4,800 from 3,090,400 at December 31, 2014.

•	Membership in Group specialty products was 6,251,200 at March 31, 2015, a decline of 349,700, or 5.3 percent, from 6,600,900 at March 31, 2014, and down 251,500, or 3.9 percent, from 6,502,700 at December 31, 2014. This decrease primarily resulted from the loss of certain fully-insured group accounts.

•	Membership in HumanaVitality®, the company’s wellness and loyalty rewards program, was 3,947,900 at March 31, 2015, an increase of 392,200, or 11.0 percent, from 3,555,700 at March 31, 2014, and up 91,100, or 2.4 percent, from 3,856,800 at December 31, 2014 primarily due to individual Medicare Advantage and HumanaOne membership growth.

Premiums and services revenue:

•	The 1Q15 premiums and services revenue for the Group segment was $1.85 billion, up 1.6 percent from $1.82 billion in 1Q14, primarily reflecting an increase in fully-insured commercial medical per member premiums, partially offset by a net decline in fully-insured commercial medical membership and a decline in ASO commercial membership.

Benefits expense:

•	The 1Q15 benefit ratio for the Group segment was 73.9 percent, an increase of 140 basis points from 72.5 percent for 1Q14. The year-over-year increase in the benefit ratio primarily reflects anticipated higher specialty drug costs and lower favorable prior period development, partially offset by an increase in the health insurance industry fee included in pricing of the company’s products.

Operating costs:

•	The Group segment’s operating cost ratio was 24.5 percent in 1Q15, a decrease of 260 basis points from 27.1 percent in 1Q14, primarily reflecting the loss of certain large ASO accounts resulting in a lower percentage of ASO business which carries a higher operating cost ratio than fully-insured commercial business, as well as operating cost efficiencies associated with the fully-insured business as a result of cost reduction initiatives. These decreases were partially offset by the increase of the non-deductible health insurance industry fee mandated by health care reform. The non-deductible health insurance industry fee impacted the Group segment’s operating cost ratio by approximately 140 basis points in 1Q15 and 100 basis points in 1Q14.

Pretax results:

•	The 1Q15 Group segment pretax income of $154 million increased from a pretax income of $144 million in 1Q14, primarily reflecting an improvement in the segment’s operating cost ratio, partially offset by an increase in the segment’s benefit ratio.

HEALTHCARE SERVICES SEGMENT(d)

This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, home based services, and clinical programs, as well as services and capabilities to advance population health.

Healthcare Services Segment Highlights

Revenues:

•	Revenue of $5.88 billion in 1Q15 for the Healthcare Services segment increased $1.22 billion, or 26.3 percent, from $4.66 billion in 1Q14, primarily due to substantial growth in the company’s Medicare membership which resulted in higher utilization of the pharmacy solutions and home based services businesses.

Operating costs:

•	The Healthcare Services segment’s operating cost ratio of 95.4 percent in 1Q15 was relatively unchanged compared to 95.3 percent in 1Q14.

Operating statistics:

•	Primary care providers in value-based (shared risk and path to risk) relationships of approximately 45,500 at March 31, 2015 increased 12.9 percent from 40,300 at March 31, 2014, and increased 7.6 percent from 42,300 at December 31, 2014. At March 31, 2015, 54.2 percent of the company’s individual Medicare Advantage members were in value-based relationships, compared to 53.6 percent at December 31, 2014, and 53.3 percent at March 31, 2014.

•	Medicare Advantage membership in the Humana Chronic Care Program rose to 463,000 at March 31, 2015, up 55.6 percent from 297,500 at March 31, 2014, and up 10.1 percent to 420,700 at December 31, 2014, reflecting enhanced predictive modeling capabilities and focus on proactive clinical outreach and member engagement.

•	Pharmacy script volumes of 96.1 million for the quarter ended March 31, 2015 increased 22.3 percent compared to 78.6 million for the quarter ended March 31, 2014, driven primarily by higher average medical membership.

Pretax results:

•	Healthcare Services segment pretax income of $230 million in 1Q15 increased from $185 million in 1Q15, primarily due to revenue growth from the pharmacy solutions and home based services businesses, as they serve the company’s growing Medicare membership.

Footnotes

(a)	Adjusted EPS for the quarter ended March 31, 2015 (1Q15) excludes approximately $0.35 per share of tax benefit associated with the recognition of a deferred tax asset in connection with the held-for-sale classification resulting from the company’s announcement in March of an agreement to sell its wholly-owned subsidiary, Concentra Inc. Adjusted EPS for 2014 excludes approximately $0.15 per share associated with the early retirement of debt in the fourth quarter of 2014. Adjusted EPS guidance for 2015 excludes an expected one-time gain from the pending sale of Concentra of approximately $1.35 to $1.45 per share, which includes the $0.35 per share tax benefit recognized in 1Q15. The company has included these financial measures (not in accordance with Generally Accepted Accounting Principles (GAAP)) in its summary of financial results within this earnings press release as management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. The excluded items described herein are not a recurring part of the company’s operating plan. Consequently, management uses these non-GAAP financial measures as indicators of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
(b)	State-based contracts include the company’s operations and membership associated with Medicaid benefits provided for dual- eligible demonstration, Temporary Assistance for Needy Families (TANF), and Long-Term Support Services (LTSS) programs.
(c)	Under health care reform, premium stabilization programs, commonly referred to as the 3Rs, became effective January 1, 2014. These programs include a permanent risk adjustment program, a transitional reinsurance program, and a temporary risk corridors program designed to more evenly spread the financial risk borne by issuers and to mitigate the risk that issuers would have mispriced products. In each case, operation of the program is subject to federal administrative action.
(d)	On January 1, 2015, the company realigned certain of its businesses among its financial reporting segments to correspond with internal management reporting changes and renamed its Employer Group segment the Group segment. The company’s three reportable segments remain Retail, Group, and Healthcare Services.
(e)	The company provides a full range of insured specialty products including dental, vision, other supplemental health, financial protection, and voluntary insurance benefits. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on at least 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in at least ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive may be accessed via the Historical Webcasts & Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•	If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of health care services delivered to its members, if the company is unable to implement clinical initiatives to provide a better health care experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends.

•	If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives, state- based contract strategy, and its participation in the new health insurance exchanges, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products.

•	If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•	Humana’s business may be materially adversely impacted by the adoption of a new coding set for diagnoses (commonly known as ICD-10), the implementation of which has been deferred to at least October 1, 2015.

•	Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract disputes; and qui tam litigation brought by individuals on behalf of the government) and governmental and internal investigations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•	As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government health care programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government-determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates.

•	The Health Care Reform Law, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows.

•	Humana’s participation in the new federal and state health care exchanges, which entail uncertainties associated with mix, volume of business, and the operation of premium stabilization programs, which are subject to federal administrative action, could adversely affect the company’s results of operations, financial position, and cash flows.

•	Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2014;

•	Form 8-Ks filed during 2015.

About Humana

Humana Inc., headquartered in Louisville, Ky., is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. The company’s strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases

•	Replays of most recent earnings release conference calls

•	Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors)

•	Corporate Governance information

Humana Inc. – Earnings Guidance Points as of April 29, 2015

(in accordance with Generally Accepted Accounting Principles, or GAAP, unless otherwise noted)	Current guidance for the year ending December 31, 2015 (FY15) – as of April 29, 2015	Prior guidance for FY15 – Recast to reflect segment realignments	Prior guidance for FY15 – As of February 4, 2015	Comments
Diluted earnings per common share				See footnote (a) on page 8 of this press release.
GAAP basis	$9.85 to $10.45*	$8.50 to $9.00	$8.50 to $9.00

Less one-time gain on sale of Concentra	($1.35 to $1.45)	No adjusted guidance previously given	No adjusted guidance previously given

Adjusted basis(a)	$8.50 to $9.00

Revenues Consolidated				Revenues include expected interest income
	$54.25B to $54.75B*	$54.5B to $55.0B	$54.5B to $55.0B

Segments Retail Segment	$45.5B to $46.0B	$45.0B to $46.0B	$39.75B to $40.25B	Segment-level revenues include intersegment amounts that eliminate in consolidation.
Group Segment	$7.0B to $8.0B	$7.0B to $8.0B	$12.0B to $13.0B
Healthcare Services Segment	$22.5B to $23.5B*	$22.5B to $23.5B	$22.5B to $23.5B
Consolidated investment income	$350M to $400M	$350M to $400M	$350M to $400M	Investment income is included in revenue
guidance above.
Benefit ratios				Benefits expense as a percent of premiums.
Retail Segment	84.0% to 85.0%	84.0% to 85.0%	83.5% to 84.5%

Group Segment	79.5% to 80.5%	79.5% to 80.5%	83.5% to 84.5%
Operating cost ratios Consolidated	13.5% to 14.5%*	14.5% to 15.5%	14.5% to 15.5%	Operating costs as a percent of total revenues excluding investment income.
Healthcare Services Segment	95.5% to 96.0%*	95.5% to 96.0%	95.5% to 96.0%
Consolidated depreciation and amortization (D&A)				Certain D&A is included in benefits expense on the income statement
Income statement	$330M to $350M*	$370M to $390M	$370M to $390M	but shown as a non-
cash item on the cash
Cash flows statement	$440M to $460M*	$490M to $510M	$490M to $510M	flows statement.

*	Incorporates the assumption of completion of the sale of Concentra in May 2015.

Humana Inc. – Earnings Guidance Points as of April 29, 2015

(in accordance with Generally Accepted Accounting Principles, or GAAP, unless otherwise noted)	Current guidance for the year ending December 31, 2015 (FY15) – as of April 29, 2015	Prior guidance for FY15 – Recast to reflect segment realignments	Prior guidance for FY15 – As of February 4, 2015	Comments
Consolidated interest expense	$185M to $190M	$185M to $190M	$185M to $190M
Pretax results				Segment-level pretax results include the impact of net investment income.

Retail Segment	$1.6B to $1.7B	$1.6B to $1.7B	$1.425B to $1.525B	Retail segment pretax includes $75 to $85 million ($0.30 to $0.35 per share) of investments in state-based contracts.
Group Segment	$175M to $225M	$175M to $225M	$275M to $325M

Healthcare Services Segment	$1.0B to $1.1B*	$775M to $825M	$775M to $825M	Healthcare services segment includes pre-tax gain from sale of Concentra of $245 million to $265 million ($1.35 to $1.45 per share).

Effective Tax Rate	46.0% to 47.0%*	48.75% to 49.75%	48.75% to 49.75%	Reflects the non-deductibility of the industry fee.
Weighted average shares for diluted earnings per common share	Approximately 150.5M to 151.0M	Approximately 150M	Approximately 150M	Reflects impact of anticipated share repurchases.
Cash flows from operations	$1.5B to $1.7B*	$1.7B to $2.0B	$1.7B to $2.0B	Change primarily related to the change in premium stabilization program net receivables.
Premium Stabilization Program Net Receivables	$450M to $550M	$275M to $350M	$275M to $350M	Approximately 75% of current estimate relates to the reinsurance program.
Capital expenditures	$525M to $575M*	$575M to $625M	$575M to $625M
Commercial group fully-insured medical cost trend	5.5% to 6.5%	5.5% to 6.5%	5.5% to 6.5%

*	Incorporates the assumption of completion of the sale of Concentra in May 2015.

Humana Inc. – Earnings Guidance Points as of April 29, 2015

(in accordance with Generally Accepted Accounting Principles, or GAAP, unless otherwise noted)	Current guidance for the year ending December 31, 2015 (FY15) – as of April 29, 2015	Prior guidance for FY15 – Recast to reflect segment realignments	Prior guidance for FY15 – As of February 4, 2015	Comments
Change in ending medical membership

Retail Segment
Medicare Advantage (MA) – individual	Up 300k to 350k	Up 300k to 350k	Up 300k to 350k
MA – group	Flat to down 10k	Flat to down 10k	Flat to down 10k
Medicare stand-alone PDP	Up 450k to 500k	Up 400k to 450k	Up 400k to 450k	Medicare stand-alone PDP excludes Limited Income
Newly Eligible Transition (LI- NET) membership.
State-based Medicaid	Up 20k to 25k	Up 20k to 25k	Flat to up 5k

State-based Medicaid Includes Temporary Assistance for Needy Families (TANF) , Long-Term Support Services (LTSS) membership from state-based contracts, as well as dual-eligible members associated with demonstration projects.

HumanaOne	Down 25k to 50k	Down 80k to 90k	Down 80k to 90k	HumanaOne includes membership expectations for both on-exchange and off-exchange enrollment.
Medicare Supplement	Up 35k to 45k	Up 35k to 45k	Up 35k to 45k

*	Incorporates the assumption of completion of the sale of Concentra in May 2015.

Humana Inc. – Earnings Guidance Points as of April 29, 2015

(in accordance with Generally Accepted Accounting Principles, or GAAP, unless otherwise noted)	Current guidance for the year ending December 31, 2015 (FY15) – as of April 29, 2015	Prior guidance for FY15 –Recast to reflect segment realignments	Prior guidance for FY15 –As of February 4, 2015	Comments
Change in ending medical membership
Group Segment
Commercial fully-insured	Down 45k to 55k	Down 35k to 45k	Down 35k to 45k
Commercial ASO	Down 400k to 425k	Down 400k to 425k	Down 400k to 425k

*	Incorporates the assumption of completion of the sale of Concentra in May 2015.

Humana Inc.

Statistical Schedules

And

Supplementary Information

1Q15 Earnings Release

Humana Inc.

Statistical Schedules and Supplementary Information

1Q15 Earnings Release

Contents

Page	Description
S-3	Consolidated Statements of Income
S-4-5	Quarterly Segment Financial Information
S-6	Consolidated Balance Sheets
S-7	Consolidated Statements of Cash Flows
S-8	Key Income Statement Ratios and Segment Operating Results
S-9-10	Healthcare Services Segment Metrics
S-11	Ending Membership Detail
S-12	Premiums and Services Revenue Detail
S-13	Medicare Summary
S-14	Investments
S-15-17	Benefits Payable Detail and Statistics
S-18	Footnotes

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Three Months Ended March 31,		Dollar	Percentage
	2015	2014	Change	Change
Revenues:
Premiums	$13,248	$11,083	$2,165	19.5%
Services	490	538	(48)	-8.9%
Investment income	95	91	4	4.4%

Total revenues	13,833	11,712	2,121	18.1%

Operating expenses:
Benefits	11,005	9,124	1,881	20.6%
Operating costs	1,945	1,785	160	9.0%
Depreciation and amortization	93	82	11	13.4%

Total operating expenses	13,043	10,991	2,052	18.7%

Income from operations	790	721	69	9.6%
Interest expense	46	35	11	31.4%

Income before income taxes	744	686	58	8.5%
Provision for income taxes	314	318	(4)	-1.3%

Net income	$430	$368	$62	16.8%

Basic earnings per common share	$2.86	$2.37	$0.49	20.7%
Diluted earnings per common share	$2.82	$2.35	$0.47	20.0%
Shares used in computing basic earnings per common share (000’s)	150,490	155,091
Shares used in computing diluted earnings per common share (000’s)	152,349	156,647

Humana Inc.

1Q15 Segment Financial Information

In millions

			Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Individual Medicare Advantage	$7,433	$—	$—	$—	$—	$7,433
Group Medicare Advantage	1,394	—	—	—	—	1,394
Medicare stand-alone PDP	1,003	—	—	—	—	1,003

Total Medicare	9,830	—	—	—	—	9,830

Fully-insured	1,094	1,384	—	—	—	2,478
Specialty	63	270	—	—	—	333
Medicaid and other (A)	591	6	—	10	—	607

Total premiums	11,578	1,660	—	10	—	13,248

Services revenue:
Provider	—	9	308	—	—	317
ASO and other (B)	4	160	—	2	—	166
Pharmacy	—	—	7	—	—	7

Total services revenue	4	169	315	2	—	490

Total revenues—external customers	11,582	1,829	315	12	—	13,738

Intersegment revenues
Services	—	22	4,413	—	(4,435)	—
Products	—	—	1,150	—	(1,150)	—

Total intersegment revenues	—	22	5,563	—	(5,585)	—

Investment income	27	5	—	15	48	95

Total revenues	11,609	1,856	5,878	27	(5,537)	13,833

Operating expenses:
Benefits	9,936	1,226	—	23	(180)	11,005
Operating costs	1,254	453	5,606	3	(5,371)	1,945
Depreciation and amortization	44	23	42	—	(16)	93

Total operating expenses	11,234	1,702	5,648	26	(5,567)	13,043

Income from operations	375	154	230	1	30	790
Interest expense	—	—	—	—	46	46

Income before income taxes	$375	$154	$230	$1	$(16)	$744

Benefit ratio	85.8%	73.9%				83.1%
Operating cost ratio	10.8%	24.5%	95.4%			14.2%

Humana Inc.

1Q14 Segment Financial Information (Recast) (C)

In millions

			Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Individual Medicare Advantage	$6,460	$—	$—	$—	$—	$6,460
Group Medicare Advantage	1,384	—	—	—	—	1,384
Medicare stand-alone PDP	865	—	—	—	—	865

Total Medicare	8,709	—	—	—	—	8,709

Fully-insured	525	1,329	—	—	—	1,854
Specialty	59	275	—	—	—	334
Medicaid and other (A)	169	6	—	11	—	186

Total premiums	9,462	1,610	—	11	—	11,083

Services revenue:
Provider	—	5	307	—	—	312
ASO and other (B)	14	188	—	3	—	205
Pharmacy	—	—	21	—	—	21

Total services revenue	14	193	328	3	—	538

Total revenues—external customers	9,476	1,803	328	14	—	11,621

Intersegment revenues
Services	—	19	3,481	—	(3,500)	—
Products	—	—	846	—	(846)	—

Total intersegment revenues	—	19	4,327	—	(4,346)	—

Investment income	23	6	—	15	47	91

Total revenues	9,499	1,828	4,655	29	(4,299)	11,712

Operating expenses:
Benefits	8,080	1,167	—	24	(147)	9,124
Operating costs	1,010	493	4,434	4	(4,156)	1,785
Depreciation and amortization	40	24	36	1	(19)	82

Total operating expenses	9,130	1,684	4,470	29	(4,322)	10,991

Income from operations	369	144	185	—	23	721
Interest expense	—	—	—	—	35	35

Income before income taxes	$369	$144	$185	$—	$(12)	$686

Benefit ratio	85.4%	72.5%				82.3%
Operating cost ratio	10.7%	27.1%	95.3%			15.4%

Humana Inc.

Consolidated Balance Sheets

Dollars in millions, except share amounts

	March 31,	December 31,	YTD Change
	2015	2014	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$1,946	$1,935
Investment securities	7,600	7,598
Receivables, net	1,690	1,053
Assets of held-for-sale operations	952	943
Other current assets	5,214	4,007

Total current assets	17,402	15,536	$1,866	12.0%
Property and equipment, net	1,258	1,228
Long-term investment securities	1,972	1,949
Goodwill	3,231	3,231
Other long-term assets	1,761	1,583

Total assets	$25,624	$23,527	$2,097	8.9%

Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$4,764	$4,475
Trade accounts payable and accrued expenses	3,554	2,095
Book overdraft	288	334
Unearned revenues	378	361
Liabilities of held-for-sale operations	193	206

Total current liabilities	9,177	7,471	$1,706	22.8%
Long-term debt	3,824	3,825
Future policy benefits payable	2,298	2,349
Other long-term liabilities	281	236

Total liabilities	15,580	13,881	$1,699	12.2%

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,223,040 issued at March 31, 2015	33	33
Capital in excess of par value	2,465	2,330
Retained earnings	10,302	9,916
Accumulated other comprehensive income	227	223
Treasury stock, at cost, 48,441,768 shares at March 31, 2015	(2,983)	(2,856)

Total stockholders’ equity	10,044	9,646	$398	4.1%

Total liabilities and stockholders’ equity	$25,624	$23,527	$2,097	8.9%

Debt-to-total capitalization ratio	27.6%	28.4%
Return on Invested Capital (ROIC) based on Net Operating Profit	10.2%	10.0%
After Tax (NOPAT)—trailing 12 months

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Three Months Ended March 31,		Dollar	Percentage
	2015	2014	Change	Change
Cash flows from operating activities
Net income	$430	$368
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	114	107
Net realized capital gains	(9)	(1)
Stock-based compensation	44	33
Benefit for deferred income taxes	(58)	(26)
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(644)	(524)
Other assets	(1,145)	(566)
Benefits payable	289	539
Other liabilities	1,051	684
Unearned revenues	17	57
Other, net	18	—

Net cash provided by operating activities	107	671	($564)	-84.1%

Cash flows from investing activities
Acquisitions, net of cash acquired	—	(6)
Purchases of property and equipment	(123)	(106)
Proceeds from sale of business	—	72
Purchases of investment securities	(829)	(507)
Maturities of investment securities	330	258
Proceeds from sales of investment securities	528	118

Net cash used in investing activities	(94)	(171)	$77	45.0%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	123	220
Change in book overdraft	(46)	(136)
Common stock repurchases	(66)	(49)
Excess tax benefit from stock-based compensation	13	8
Dividends paid	(44)	(44)
Proceeds from stock option exercises and other	18	25

Net cash (used in) provided by financing activities	(2)	24	($26)	-108.3%

Increase in cash and cash equivalents	11	524
Cash and cash equivalents at beginning of period	1,935	1,138

Cash and cash equivalents at end of period	$1,946	$1,662

Humana Inc.

Key Income Statement Ratios and Segment Operating Results

Dollars in millions

	Three Months Ended March 31,			Percentage
	2015	2014	Difference	Change
Benefit ratio
Retail	85.8%	85.4%	0.4%
Group	73.9%	72.5%	1.4%
Consolidated	83.1%	82.3%	0.8%
Operating cost ratio
Retail	10.8%	10.7%	0.1%
Group	24.5%	27.1%	-2.6%
Healthcare Services	95.4%	95.3%	0.1%
Consolidated	14.2%	15.4%	-1.2%
Detail of pretax income
Retail	$375	$369	$6	1.6%
Group	$154	$144	$10	6.9%
Healthcare Services	$230	$185	$45	24.3%
Consolidated	$744	$686	$58	8.5%

Humana Inc.

Healthcare Services Segment Metrics

	Quarter Ended	Quarter Ended			Quarter Ended
	March 31, 2015	March 31, 2014	Difference		December 31, 2014	Difference
Primary Care Providers:
Shared Risk (D)
Owned / JV	2,700	2,900	(200)	-6.9%	2,800	(100)	-3.6%
Contracted	14,200	10,300	3,900	37.9%	11,800	2,400	20.3%
Path to Risk (E)	28,600	27,100	1,500	5.5%	27,700	900	3.2%

Total Value-based	45,500	40,300	5,200	12.9%	42,300	3,200	7.6%

Medicare Care Management Professionals:
Employed (F)	6,000	4,600	1,400	30.4%	5,800	200	3.4%
Contracted (G)	10,700	8,600	2,100	24.4%	12,200	(1,500)	-12.3%

Total	16,700	13,200	3,500	26.5%	18,000	(1,300)	-7.2%

Care Management Statistics:
Number of Medicare Advantage members with complex chronic conditions in Humana Chronic Care Program	463,000	297,500	165,500	55.6%	420,700	42,300	10.1%
Number of high-risk discharges enrolled in Humana Transitions Program (H)	52,100	23,800	28,300	118.9%	45,700	6,400	14.0%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Quarter Ended	Quarter Ended	Year-over-Year		Quarter Ended	Sequential
	March 31, 2015	March 31, 2014	Difference		December 31, 2014	Difference
Pharmacy:
Generic Dispense Rate
Retail	89.5%	88.1%	1.4%		88.9%	0.6%
Group	83.0%	80.7%	2.3%		81.4%	1.6%
Total	89.1%	87.7%	1.4%		88.4%	0.7%

Mail-Order Penetration
Retail	25.8%	24.2%	1.6%		24.1%	1.7%
Group	8.4%	9.1%	-0.7%		9.2%	-0.8%
Total	24.8%	23.2%	1.6%		23.0%	1.8%

				Percentage			Percentage
			Difference	Change		Difference	Change
Script volume
Retail	91,000	73,600	17,400	23.6%	80,000	11,000	13.8%
Group	5,100	5,000	100	2.0%	5,300	(200)	-3.8%

Total	96,100	78,600	17,500	22.3%	85,300	10,800	12.7%

Humana Inc.

Ending Membership Detail

In thousands

		Average		Year-over-Year Change			Sequential Change
	March 31, 2015	1Q15	March 31, 2014	Amount	Percent	December 31, 2014	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	2,685.9	2,681.2	2,330.8	355.1	15.2%	2,427.9	258.0	10.6%
Group Medicare Advantage	470.9	470.0	477.6	(6.7)	-1.4%	489.7	(18.8)	-3.8%
Medicare stand-alone PDPs	4,381.4	4,428.6	3,856.5	524.9	13.6%	3,994.0	387.4	9.7%

Total Medicare	7,538.2	7,579.8	6,664.9	873.3	13.1%	6,911.6	626.6	9.1%

Individual commercial	1,108.9	1,008.0	715.6	393.3	55.0%	1,016.2	92.7	9.1%
State-based Medicaid (I)	339.0	332.8	129.6	209.4	161.6%	316.8	22.2	7.0%
Medicare Supplement	149.2	148.2	118.4	30.8	26.0%	131.9	17.3	13.1%

Total Retail	9,135.3	9,068.8	7,628.5	1,506.8	19.8%	8,376.5	758.8	9.1%

Group
Fully-insured medical commercial	1,189.6	1,196.9	1,200.2	(10.6)	-0.9%	1,235.5	(45.9)	-3.7%
ASO commercial	736.8	739.2	1,142.0	(405.2)	-35.5%	1,104.3	(367.5)	-33.3%
Military services	3,085.6	3,084.9	3,098.0	(12.4)	-0.4%	3,090.4	(4.8)	-0.2%

Total Employer Group	5,012.0	5,021.0	5,440.2	(428.2)	-7.9%	5,430.2	(418.2)	-7.7%

Other Businesses
Long-term care and other	34.2	34.6	37.9	(3.7)	-9.8%	35.0	(0.8)	-2.3%

Total Other Businesses	34.2	34.6	37.9	(3.7)	-9.8%	35.0	(0.8)	-2.3%

Total Medical Membership	14,181.5	14,124.4	13,106.6	1,074.9	8.2%	13,841.7	339.8	2.5%

Detail of Individual commercial
ACA compliant:
On-Exchange	730.8	630.4	223.5	507.3	227.0%	554.8	176.0	31.7%
Off-Exchange	213.3	205.0	72.4	140.9	194.6%	131.5	81.8	62.2%
Non-ACA compliant (legacy)	164.8	172.6	419.7	(254.9)	-60.7%	329.9	(165.1)	-50.0%

Total individual commercial	1,108.9	1,008.0	715.6	393.3	55.0%	1,016.2	92.7	9.1%

Specialty Membership:
Retail
Dental—fully-insured	860.8	836.9	803.2	57.6	7.2%	828.5	32.3	3.9%
Vision	189.3	182.6	176.7	12.6	7.1%	208.4	(19.1)	-9.2%
Other supplemental benefits (J)	123.2	123.3	143.8	(20.6)	-14.3%	128.9	(5.7)	-4.4%

Total Retail	1,173.3	1,142.8	1,123.7	49.6	4.4%	1,165.8	7.5	0.6%

Group
Dental—fully-insured	2,272.7	2,286.1	2,397.6	(124.9)	-5.2%	2,370.5	(97.8)	-4.1%
Dental—ASO	759.2	760.6	800.4	(41.2)	-5.1%	772.4	(13.2)	-1.7%
Vision	2,033.3	2,035.3	2,072.3	(39.0)	-1.9%	2,103.3	(70.0)	-3.3%
Other supplemental benefits (J)	1,186.0	1,192.5	1,330.6	(144.6)	-10.9%	1,256.5	(70.5)	-5.6%

Total Employer Group	6,251.2	6,274.5	6,600.9	(349.7)	-5.3%	6,502.7	(251.5)	-3.9%

Total Specialty Membership	7,424.5	7,417.3	7,724.6	(300.1)	-3.9%	7,668.5	(244.0)	-3.2%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

	Three Months Ended March 31,		Dollar	Percentage	Per Member per Month (K) Three Months Ended March 31,
	2015	2014	Change	Change	2015	2014
Premiums and Services Revenue
Retail:
Medicare Advantage-individual	$7,433	$6,460	$973	15.1%	$924	$927
Medicare Advantage-group	1,394	1,384	10	0.7%	989	970
Medicare stand-alone PDPs	1,003	865	138	16.0%	75	75
Individual commercial	1,021	468	553	118.2%	338	242
State-based Medicaid (I)	591	169	422	249.7%	592	475
Medicare Supplemental	73	57	16	28.1%	164	162
Specialty	63	59	4	6.8%	18	18
Other services	4	14	(10)	-71.4%

Total Retail	11,582	9,476	2,106	22.2%

Group:
Fully-insured medical commercial	1,384	1,329	55	4.1%	385	368
Specialty	270	275	(5)	-1.8%	16	16
Commercial ASO & other services (B)	96	108	(12)	-11.1%
Military services (L)	101	110	(9)	-8.2%

Total Group	1,851	1,822	29	1.6%

Healthcare Services:
Pharmacy solutions	4,967	3,878	1,089	28.1%
Provider services	643	586	57	9.7%
Home based services	219	141	78	55.3%
Clinical programs	49	50	(1)	-2.0%

Total Healthcare Services	5,878	4,655	1,223	26.3%

Humana Inc.

Medicare Summary

Premiums in millions, except per member per month

Membership in thousands

	Three Months Ended March 31,		Year-over-year Change		Per Member per Month (K) Three Months Ended March 31,
	2015	2014	Amount	Percent	2015	2014
Premiums
Medicare Advantage	$8,827	$7,844	$983	12.5%	$934	$934
Medicare stand-alone PDPs	1,003	865	138	16.0%	$75	$75

Total Medicare	$9,830	$8,709	$1,121	12.9%

			Year-over-year Change
	March 31, 2015	March 31, 2014	Amount	Percent
Fully-Insured Membership
Medicare Advantage	3,156.8	2,808.4	348.4	12.4%
Medicare stand-alone PDPs	4,381.4	3,856.5	524.9	13.6%

Total Medicare	7,538.2	6,664.9	873.3	13.1%

			Member Mix
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
Individual Medicare Advantage Membership
HMO	1,506.0	1,232.6	56.1%	52.9%
PPO	1,179.9	1,098.2	43.9%	47.1%

Total Individual Medicare Advantage	2,685.9	2,330.8	100.0%	100.0%

Individual Medicare Advantage Membership
Shared Risk (D)	838.3	656.1	31.2%	28.1%
Path to Risk (E)	618.5	587.4	23.0%	25.2%

Total Value-based	1,456.8	1,243.5	54.2%	53.3%
Other	1,229.1	1,087.3	45.8%	46.7%

Total Individual Medicare Advantage	2,685.9	2,330.8	100.0%	100.0%

Humana Inc.

Investments

Dollars in millions

	Fair value
	3/31/2015	12/31/2014	3/31/2014
Investment Portfolio:
Cash & cash equivalents	$1,946	$1,935	$1,662
Investment securities	7,600	7,598	8,248
Long-term investment securities	1,972	1,949	1,800

Total investment portfolio	$11,518	$11,482	$11,710

Duration (M)	4.15	4.14	4.36

Average Credit Rating	AA-	AA-	AA-

Investment Portfolio Detail:
Cash and cash equivalents	$1,946	$1,935	$1,662

U.S. Government and agency obligations
U.S. Treasury and agency obligations	366	374	520
U.S. Government residential mortgage-backed	1,739	1,477	1,845
U.S. Government commercial mortgage-backed	19	21	27

Total U.S. Government and agency obligations	2,124	1,872	2,392

Tax-exempt municipal securities
Pre-refunded	189	199	200
Insured	444	484	556
Other	2,117	2,376	2,397
Auction rate securities	6	9	13

Total tax-exempt municipal securities	2,756	3,068	3,166

Residential mortgage-backed	16	17	20
Commercial mortgage-backed	891	843	665
Asset-backed securities	139	29	50
Corporate securities
Financial services	810	772	811
Other	2,836	2,946	2,944

Total corporate securities	3,646	3,718	3,755

Total investment portfolio	$11,518	$11,482	$11,710

Humana Inc.

Detail of Benefits Payable Balance and Year-to-Date Changes

Dollars in millions

	March 31, 2015	March 31, 2014	December 31, 2014
Detail of benefits payable
IBNR (N)	$3,398	$2,940	$3,254
Reported Claims in Process (O)	553	545	475
Other Benefits Payable (P)	813	946	746
Military services benefits payable	—	1	—

Total Benefits Payable	$4,764	$4,432	$4,475

	Three Months Ended	Three Months Ended	Year Ended
	March 31, 2015	March 31, 2014	December 31, 2014
Year-to-date changes in benefits payable, excluding military services (Q)
Balances at January 1	$4,475	$3,893	$3,893
Less: Reinsurance recoverables (R)	(78)	—	—

Balances at January 1, net	$4,397	$3,893	$3,893
Incurred related to:
Current year	11,293	9,427	38,641
Prior years (S)	(194)	(297)	(518)

Total incurred	11,099	9,130	38,123

Paid related to:
Current year	(7,270)	(5,737)	(34,357)
Prior years	(3,555)	(2,855)	(3,262)

Total paid	(10,825)	(8,592)	(37,619)

Reinsurance recoverables (R)	93	—	78

Balances at end of period	$4,764	$4,431	$4,475

	Three Months Ended	Three Months Ended	Year Ended
	March 31, 2015	March 31, 2014	December 31, 2014
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$11,099	$9,130	$38,123
Military services benefit expense	4	1	11
Future policy benefit expense (T)	(98)	(7)	32

Consolidated Benefit Expense	$11,005	$9,124	$38,166

Humana Inc.

Benefits Payable Statistics (U)

Receipt Cycle Time (V)

	2015	2014	Change	Percentage Change
1st Quarter Average	13.9	13.6	0.3	2.2%
2nd Quarter Average	n/a	13.5	n/a	n/a
3rd Quarter Average	n/a	13.4	n/a	n/a
4th Quarter Average	n/a	13.5	n/a	n/a

Full Year Average	13.9	13.5	0.4	3.0%

Unprocessed Claims Inventories

Date	Estimated Valuation (millions)	Claim Item Counts (000s)	Number of Days on Hand
3/31/2013	$327	1,247	4.7
6/30/2013	$380	1,274	4.7
9/30/2013	$404	1,879	7.4
12/31/2013	$313	1,240	4.5
3/31/2014	$363	1,334	4.9
6/30/2014	$400	1,422	4.5
9/30/2014	$453	1,778	5.2
12/31/2014	$378	1,819	5.1

3/31/2015	$457	1,893	5.2

Humana Inc.

Benefits Payable Statistics (Continued) (U)

Days in Claims Payable (W)

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
3/31/2013	49.0	(1.1)	-2.2%
6/30/2013	50.7	(0.3)	-0.6%
9/30/2013	49.5	(2.1)	-4.1%
12/31/2013	47.8	(0.7)	-1.4%
3/31/2014	47.7	(1.3)	-2.7%
6/30/2014	48.7	(2.0)	-3.9%
9/30/2014	46.6	(2.9)	-5.9%
12/31/2014	43.5	(4.3)	-9.0%

3/31/2015	42.8	(4.9)	-10.3%

Year-to-Date Change in Days in Claims Payable (X)

	1Q 2015	1Q 2014	FY 2014
DCP—beginning of period	43.5	47.8	47.8
Components of change in DCP:
Change in unprocessed claims inventories	0.7	0.5	0.6
Change in processed claims inventories	0.2	1.3	0.4
Change in pharmacy payment cutoff	0.2	0.1	—
Change in capitation/provider settlements	(0.4)	(1.5)	(3.8)
All other	(1.4)	(0.5)	(1.5)

DCP—end of period	42.8	47.7	43.5

Humana Inc.

Footnotes to Statistical Schedules and Supplementary Information

1Q15 Earnings Release

(A)	The Medicaid and other category includes the company’s Medicaid and military services businesses as well as the closed block of long-term care insurance policies.
(B)	The ASO and other category is primarily comprised of ASO fees and other ancillary services fees.
(C)	On January 1, 2015, the company realigned certain of its businesses among its financial reporting segments to correspond with internal management reporting changes and renamed its Employer Group segment the Group segment. The company’s three reportable segments remain Retail, Group, and Healthcare Services.
(D)	In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(E)	A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(F)	Based on full-time employee equivalent counts that include clinicians responsible for managing and coordinating member care. Excludes professionals that support the non-clinical aspects of care.
(G)	Based on employee headcount figures that include clinicians responsible for managing and coordinating member care. Excludes professionals that support the non-clinical aspects of care.
(H)	Includes the number of high-risk discharges enrolled in the Humana Transitions Program over the last 12 months.
(I)	Includes Medicaid Temporary Assistance for Needy Families (TANF), which contracts are generally reinsured through partnering relationships, dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts.
(J)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(K)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(L)	The majority of Military services revenues are generally not contracted on a per-member basis.
(M)	Duration is the time-weighted average of the present value of the fixed income portfolio cash flows.
(N)	IBNR represents an estimate of benefits expense payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in a lower IBNR).
(O)	Reported claims in process represents the estimated valuation of processed claims that are in the post-claim adjudication process, which consists of administrative functions such as audit and check batching and handling, as well as amounts owed to the company’s pharmacy benefit administrator, which fluctuate due to bi-weekly payments and the month-end cutoff.
(P)	Other benefits payable primarily include amounts owed to providers under capitated and risk sharing arrangements.
(Q)	The table excludes activity associated with military services benefits payable related to the previous contract that expired March 31, 2012.
(R)	Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.
(S)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.
(T)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet.
(U)	Benefits payable statistics represents fully-insured medical claims data and exclude military services claims data and specialty benefits.
(V)	The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company’s largest claim processing platforms represent approximately 98% of the company’s fully-insured medical claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits are excluded from this measurement.
(W)	A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefits expense per day in the quarterly period. This metric excludes military services, Medicare stand-alone PDPs, and reinsurance expense related to commercial individual and long duration products.
(X)	DCP fluctuates due to a number of factors, the more significant of which are detailed in this roll forward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter. This metric excludes military services, Medicare stand-alone PDPs, and reinsurance expense relate to commercial individual and long-duration products.